Exhibit 99.1

News Release	Chesapeake Granite Wash Trust

FOR IMMEDIATE RELEASE

FEBRUARY 4, 2016

CHESAPEAKE GRANITE WASH TRUST ANNOUNCES
DISTRIBUTION OF $0.2195 PER COMMON UNIT

AUSTIN, TEXAS, FEBRUARY 4, 2016 — Chesapeake Granite Wash Trust (NYSE:CHKR) (the “Trust”) today announced that its common unit distribution for the quarter ended December 31, 2015 (which primarily relates to production attributable to the Trust’s royalty interests from September 1, 2015 through November 30, 2015) will be $0.2195 per common unit.  The distribution will be paid on February 29, 2016 to all common unitholders of record at the close of business on February 19, 2016.

During the three-month production period ended November 30, 2015, sales volumes and realized prices were both lower than initial Trust estimates.  This resulted in quarterly income available for distribution of $0.1646 per unit, which is $0.3954 below the applicable subordination threshold of $0.5600.  For this distribution, all of the quarterly income available for distribution will be used to make a distribution per common unit of $0.2195 and the Trust will not pay a subordinated unit distribution for the quarter.

The following table provides supporting documentation for the calculation of distributable income available to unitholders for the production period from September 1, 2015 through November 30, 2015.

Sales volumes:
Oil (mbbl)	47
Natural gas (mmcf)	1,221
Natural gas liquids (mbbl)	98
Total oil equivalent volumes (mboe)	349

Average price received per production unit:(1)
Oil	$37.60
Natural gas	$0.62
Natural gas liquids	$15.87

Distributable income calculation (in thousands except per unit income):
Revenue less production taxes(1)	$3,959
Derivative settlement gain	4,312
Trust expenses	(575)
Distributable income available to unitholders	$7,696
Calculated distributable income per unit(2)	$0.1646

Distributable income per common unit	$0.2195
Distributable income per subordinated unit(3)	$—

(1)         Includes the effect of certain marketing, gathering and transportation deductions.

(2)         Based on 46,750,000 units issued and outstanding, consisting of 35,062,500 common units and 11,687,500 subordinated units.

(3)         All subordinated shares are owned by Chesapeake Energy Corporation.  As the distribution per common unit is below the applicable subordination threshold, no distribution will be paid for the subordinated units.

TRUSTEE CONTACT INFORMATION:	CHESAPEAKE GRANITE WASH TRUST
Bank of New York Mellon Trust Company, N.A. Sarah Newell 512-236-6555 sarah.newell@bnymellon.com	919 Congress Avenue Suite 500 Austin, TX 78701

Due to the timing of the payment of production proceeds to the Trust, quarterly distributions generally include royalties attributable to sales of oil, natural gas liquids and natural gas for three months, including the first two months of the quarter just ended and the last month of the prior quarter.

The Trust was formed by Chesapeake Energy Corporation (NYSE:CHK) (“Chesapeake”) in June 2011 and owns royalty interests in certain oil and natural gas properties in the Colony Granite Wash play in Washita County, Oklahoma. The Trust is entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of Trust revenues and the quarterly distributions to Trust unitholders will fluctuate from quarter to quarter, depending on the timing of initial sales from the development wells drilled by Chesapeake in which the Trust receives an interest, the sales volume of oil, natural gas liquids and natural gas attributable to the Trust’s royalty interests and the prices received for such sales, amounts realized and paid under the Trust’s hedging arrangements and the amount of the Trust’s administrative expenses, among other factors.

For additional information regarding the Trust and its results of operations and financial condition, please refer to the Trust’s SEC filings.

ABOUT CHESAPEAKE GRANITE WASH TRUST:

Chesapeake Granite Wash Trust (NYSE: CHKR) is a Delaware statutory trust formed by Chesapeake Energy Corporation to own certain royalty interests in oil, natural gas liquids and natural gas wells in Washita County, Oklahoma producing from the Colony Granite Wash play within the broader Granite Wash formation of the Anadarko Basin. The common units do not represent interests in and are not obligations of Chesapeake Energy Corporation. The common units are listed on the New York Stock Exchange under the symbol CHKR. Further information is available at www.chkgranitewashtrust.com where Chesapeake Granite Wash Trust routinely posts announcements, updates, investor information and news releases.

Pursuant to IRC Section 1446, withholding tax on income effectively connected to a U.S trade or business allocated to foreign partners should be made at the highest marginal rate.  Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from U.S. sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty.  This release is intended to be a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) by Chesapeake Granite Wash Trust, and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice.  For distributions made to foreign partners, nominees and brokers should withhold at the highest effective tax rate.

This news release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this news release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. The anticipated distribution discussed herein is based, in part, on the amount of cash received or expected to be received by the Trust from Chesapeake with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Neither Chesapeake nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this news release. An investment in common units issued by Chesapeake Granite Wash Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014, as well as other risks identified in the Trust’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. The Trust’s annual, quarterly and other filed reports are or will be available at the SEC’s website at www.sec.gov. The Trust does not intend, and assumes no obligations, to update any of the statements included in this news release.